EXHIBIT 99.1 - JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13G/A with respect to the shares of common stock of Guided Therapeutics, Inc., dated as of December 5, 2011, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

December 5, 2011

The Whittemore Collection, Ltd.

By:	/s/ George F. Landegger
Name:	George F. Landegger
Title:	Chairman and President

Parsons & Whittemore Enterprises Corp.

By:	/s/ George F. Landegger
Name:	George F. Landegger
Title:	Chairman and President

/s/ George F. Landegger
George F. Landegger

George F. Landegger 2010 5-Year GRAT

By:	/s/ George F. Landegger
Name:	George F. Landegger
Title:	Trustee

George F. Landegger 2010 10-Year GRAT

By:	/s/ George F. Landegger
Name:	George F. Landegger
Title:	Trustee